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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       Chief Executive
Officer
SEATTLE, WA 98121                       (509) 467-6993
(206) 448-1996
NEWS RELEASE
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            UNITED SECURITY COLLECTS INSURANCE SETTLEMENT

  SPOKANE, WA-July 22,1997-United Security Bancorporation (NASDAQ:USBN) announced it has received an insurance payment of approximately $637,000 as reimbursement for losses from a previously-disclosed embezzlement. The funds (equal to approximately $420,000, or $.11 per share, after tax) will be credited to USBN's third quarter earnings.
  "The prompt payment of this insurance claim confirms management's belief that our operating systems and controls are sound, and that our team responded quickly and responsibility," stated President and Chief Executive Officer, William C. Dashiell. "Depositors have not lost a penny throughout this period because we fully reimbursed our customers' principal and interest.
  "Reliance Insurance Company was quick to recognize the validity of our claim and they have been very prompt with their decision," Dashiell noted. "We are pleased with their responsiveness. Today's payment covers the reconciled amount of principal stolen, less our $50,000 deductible."
  The Company announced on April 4 that it filed an 8-K report with the Securities and Exchange Commission reporting the embezzlement. The Federal Bureau of Investigation is continuing to investigate the crime. The embezzlement resulted in an after-tax adjustment to USBN's 1996 earnings of approximately $530,000, reducing net income from $3.7 million to $3.2 million, or $.86 per share.
  United Security Bancorporation is a multi-bank holding company that currently owns two banks (United Security Bank and Home Security Bank) with banking facilities in fifteen central and eastern Washington communities. At March 31, USBN had total assets of $235.4 million, total deposits of $201 million, and loans of $175.4 million. On July 18, USBN completed the purchase of five former branches of Wells Fargo Bank. In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.

NOTE:  Transmitted on PR Newswire at 3:01 a.m. PDT, July 22,
1997.